Exhibit 11

EXHIBIT 11 – COMPUTATION OF EARNINGS PER SHARE

	Post-Merger	Pre-Merger
(In thousands of dollars, except per share data)	Period from July 31 through September 30,	Period from January 1 through July 30,	Nine Months Ended September 30,
	2008	2008	2007
Numerator:
Net income	$10,814	$167,554	$139,397
Effect of dilutive securities – none	—	—	—

Numerator for net income per common share – diluted	$10,814	$167,554	$139,397
Denominator:
Weighted average common shares	355,294	355,178	354,797
Effect of dilutive securities	361	563	957

Denominator for net income per common share – diluted	355,655	355,741	355,754
Net income per common share:

Basic	$.03	$.47	$.39

Diluted	$.03	$.47	$.39

	Post-Merger	Pre-Merger
(In thousands of dollars, except per share data)	Period from July 31 through September 30,	Period from July 1 through July 30,	Three Months Ended September 30,
	2008	2008	2007
Numerator:
Net income	$10,814	$(1,699)	$54,716
Effect of dilutive securities – none	—	—	—

Numerator for net income per common share – diluted	$10,814	$(1,699)	$54,716
Denominator:
Weighted average common shares	355,294	355,294	354,909
Effect of dilutive securities	361	274	893

Denominator for net income per common share – diluted	355,655	355,568	355,802
Net income per common share:

Basic	$.03	$(.00)	$.15

Diluted	$.03	$(.00)	$.15